Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 115 to the Registration Statement on Form N-1A of GraniteShares ETF Trust and to the use of our report dated August 29, 2025 on the financial statements and financial highlights of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, GraniteShares HIPS U.S. High Income ETF, and GraniteShares NASDAQ Select Disruptors ETF, each a series of GraniteShares ETF Trust, appearing in Form N-CSR for the year ended June 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 24, 2025